news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136 Telephone 918 493-7700, Fax 918 493-7711

Contact: David T. Merrill Chief Financial Officer and Treasurer (918) 493-7700

For Immediate Release…
June 15, 2005

UNIT CORPORATION ANNOUNCES

CLOSING OF ACQUISITION

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company, has closed the previously announced acquisition of certain oil and natural gas properties from a private company for an adjusted purchase price of $23.1 million in cash. The acquisition consists of approximately 14.0 Bcfe of proved oil and natural gas reserves and several probable locations. The properties are located in Oklahoma and currently produce 2.5 MMcfe per day. The acquisition has an effective date of April 1, 2005.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, the estimated oil and natural gas reserves associated with this acquisition, and the current productive capabilities of the wells included in the pending acquisition, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.